Exhibit 11.1

                     INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                                      Three Months Ended
                                                                          December 31,
Basic:                                                            2000                   1999
                                                              -----------             ----------
Weighted average number of common shares                        9,441,118              7,865,998
Net Income                                                     $1,052,240             $1,466,250
Earnings per share
 Income from Continuing Operations                             $     0.11             $     0.18
 Income from Discontinued Operations                           $     0.00             $     0.01
                                                               ----------             ----------
Net Income                                                     $     0.11             $     0.19
                                                               ==========             ==========

Diluted:
Weighted average number of common shares                        9,564,362              8,441,531
Net Income                                                     $1,052,240             $1,466,250
Earnings per share
 Income from Continuing Operations                             $     0.11             $     0.16
 Income from Discontinued Operations                           $     0.00             $     0.01
                                                               ----------             ----------
Net Income                                                     $     0.11             $     0.17
                                                               ==========             ==========


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